EXHIBIT 3(i)(6)

DEAN HELLER
Secretary of State

202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684 5708


                                 Certificate of
                                    Amendment
                           (PURSUANT TO NRS 78.385 and
                                     78.390)

                                           FILED # C 7460-87
                                           MAY 12 2003
                                           IN THE OFFICE OF
                                           DEAN HELLER
                                           DEAN HELLER SECRETARY OF STATE


              Certificate of Amendment to Articles of Incorporation
                         For Nevada Profit Corporations
          (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)
                              - Remit in Duplicate-


1. Name of corporation: Palladium Communications, Inc.

2. The articles have been amended as follows (provide article numbers, if available):

Replace Article I with the following: Effective May 14, 2003, the name of the corporation is Peak Entertainment Holdings, Inc. and the mailing address of the principal office is initally c/o J. Bartalotta, 2236 New York Avenue, Scotoh Plains, New Jersey, 07076.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is: 87%.*

4. Officer Signature (Required):

/s/ Wilf Shorrocks
Wilf Shorrocks, President

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.